Ex-99.j.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 333-96461 on Form N-1A of our report dated August 28, 2017, relating to the financial statements and financial highlights of Scout International Fund, Scout Mid Cap Fund, Scout Small Cap Fund, Scout Low Duration Bond Fund, Scout Core Bond Fund, Scout Core Plus Bond Fund, and Scout Unconstrained Bond Fund, each a series of Scout Funds, appearing in the Annual Report on Form N-CSR of Scout Funds for the year ended June 30, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
October 27, 2017